Exhibit 99.2

Diligent Corporation Fourth Quarter and Fiscal Year 2015 Financial Results

Fourth Quarter total revenue of $US 27.5 million, up 24% year-over-year

Fiscal Year 2015 total revenue of $US 99.3 million, up 20% year-over-year

February 29, 2016 —Diligent Corporation (NZX: DIL) (www.diligent.com), the leading provider of secure online collaboration and document sharing solutions for boards, committees and leadership teams, today announced financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights

•                  Revenue: For the quarter ended December 31, 2015, total revenue was $US 27.5 million, an increase of 24% compared with $US 22.2 million in the fourth quarter of 2014. Fourth quarter 2015 revenue was negatively impacted by $US 0.5 million due to the strengthening of the U.S. dollar as compared to most non-U.S. currencies in which Diligent operates. On a constant currency basis, revenue in the fourth quarter increased 26% compared to the fourth quarter of 2014.

•                  Americas: For the quarter ended December 31, 2015, revenue from the Americas region was $19.2 million, an increase of 22% compared with $15.7 million in the prior year period. The Americas represented 70% of total revenue in the fourth quarter.

•                  EMEA: Revenue from the EMEA region was $5.7 million in the fourth quarter of 2015, an increase of 27% compared with $4.5 million in the prior year period. EMEA represented 21% of total revenue in the fourth quarter.

•                  Asia Pacific: The Asia Pacific region contributed $2.6 million of revenue in the fourth quarter, representing an increase of 30% compared with $2.0 million in the prior year period. Asia Pacific represented 9% of total revenue in the quarter.

•                  Gross Profit: Gross profit for the fourth quarter was $US 20.5 million, an increase of 18% compared with $US 17.4 million in the fourth quarter of 2014. Gross margin was 74.6% compared with 78.4% in the fourth quarter of 2014.

•                  EBITDA: For the quarter ended December 31, 2015, EBITDA was $US 2.8 million compared with $US 4.2 million in the fourth quarter of 2014.

•                  Adjusted EBITDA: For the quarter ended December 31, 2015, Adjusted EBITDA was $US 5.6 million compared with $US 5.5 million in the fourth quarter of 2014. Adjusted EBITDA margin was 20.6% compared with 24.6% in the fourth quarter of 2014.

•                  Net Income: For the quarter ended December 31, 2015, net income was $US 1.5 million compared with $US 1.8 million in the fourth quarter of 2014. Diluted earnings per share were $US 0.01, compared with $US 0.01 in the fourth quarter of 2014.

•                  Adjusted Net Income: Adjusted Net Income in the fourth quarter of 2015 was $US 3.5 million, or $0.03 per diluted share, compared with $US 2.5 million, or $0.02 per diluted share, in the prior year period.

Fourth Quarter and Recent Business Highlights

•                  Customer Agreements and Diligent Boards Users: At December 31, 2015, total customer agreements were approximately 3,900 (net of cancellations) compared with approximately 3,000 at December 31, 2014. At December 31, 2015, the number of contracted Diligent Boards users was over 120,000 users compared to over 92,000 users at December 31, 2014.

•                  Revenue Retention Rate: In the fourth quarter, Diligent’s annual revenue retention rate, excluding upsells into the existing customer base, continued to exceed 95%. Diligent’s annual revenue retention rate, including upsells into the existing customer base, exceeded 100%(1).  Customers being acquired, where there was a resultant dissolution of the Board of Directors, was the most significant driver of customer attrition in the fourth quarter of 2015.

•                  Diligent D&O solution: As of December 31, 2015, Diligent had 80 customers signed to its Diligent D&O premium add-on solution, almost all who were signed in the fourth quarter.  Diligent began offering the Diligent D&O solution to customers in early September 2015.

•                  Diligent Teams: As expected, in the fourth quarter Diligent continued to make the Diligent Teams product available to customers on a limited basis. Diligent continues to add feature enhancements to the solution based on feedback from early adopters.

•                  Proposed Acquisition of Diligent by Insight Venture Partners: On February 15, 2016 Diligent entered into a definitive agreement to be acquired by affiliates of funds managed by Insight Venture Partners. On the terms and subject to the conditions set forth in the agreement, Diligent common stockholders will receive $US 4.90 in cash for each share of Diligent common stock. The transaction is subject to the approval of a majority of the outstanding shares of Diligent common stock and preference shares, voting as one class; the approval of at least 60% of the outstanding Diligent preference shares, voting separately; regulatory approvals and other customary closing conditions, including that the existing directors will resign upon closing. The holders of Diligent’s preference shares, including Spring Street Partners, L.P., Diligent’s largest shareholder, have entered into voting agreements in support of the transaction.

Fiscal Year 2015 Financial Highlights

•                  Revenue: For the year ended December 31, 2015, total revenue was $US 99.3 million, an increase of 20% compared with $US 83.1 million in fiscal 2014. On a constant currency basis, fiscal year 2015 revenue increased 23% over the prior year.

(1)  Calculated as of a period end by starting with the annual contract value (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then calculate ACV from the same customers as of the current period end (Current Period ACV). Finally, we divide the aggregate Current Period ACV for the trailing 12-month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate.

•                  Americas: For the year ended December 31, 2015, revenue from the Americas region was $69.4 million, an increase of 18% compared with $58.9 million in the prior year. The Americas represented 70% of total revenue in fiscal 2015.

•                  EMEA: Revenue from the EMEA region was $20.8 million in fiscal 2015, an increase of 22% compared with $17.1 million in the prior year. EMEA represented 21% of total revenue in fiscal 2015.

•                  Asia Pacific: Revenue from the Asia Pacific region was $9.1 million in fiscal 2015, an increase of 28% compared with $7.1 million in the prior year. Asia Pacific represented 9% of total revenue in fiscal 2015.

•                  Gross Profit: Gross profit for the year ended December 31, 2015, was $US 77.9 million, an increase of 19% compared with $US 65.4 million in the prior year. Gross margin was 78.5% compared with 78.8% in fiscal 2014.

•                  EBITDA: For the year ended December 31, 2015, EBITDA was $US 15.8 million compared with $US 17.9 million in the prior year.

•                  Adjusted EBITDA: For the year ended December 31, 2015, Adjusted EBITDA was $US 24.3 million compared with $US 24.6 million in the prior year. Adjusted EBITDA margin was 24.5% for fiscal year 2015, compared with 29.6% in the prior year.

•                  Net Income: For the year ended December 31, 2015, net income was $US 8.1 million compared with $US 8.9 million in prior year. Diluted earnings per share were $US 0.06, compared with $US 0.07 in the prior year.

•                  Adjusted Net Income: Adjusted Net Income the year ended December 31, 2015, was $US 14.2 million, compared with $US 12.9 million in the prior year. Adjusted Net Income per diluted share was $US 0.12, compared with $0.11 in fiscal 2014.

•                  Balance Sheet and Cash Flow: As of December 31, 2015, Diligent had $US 70.2 million in cash and cash equivalents and no external debt, an increase of approximately $US 1.4 million compared with cash and cash equivalents on September 30, 2015, and a decrease of approximately $US 0.6 million compared with cash and cash equivalents as of December 31, 2014.

The Company generated $US 21.2 million in cash from operations and invested $US 19.3 million in capital expenditures including $US 10.0 million for the acquisition of BoardLink.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Additional Information and Where to Find It

This press release does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communications relates to Diligent’s Fourth Quarter and Fiscal Year 2015 financial results.

In connection with the Merger, Diligent intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of a definitive proxy statement with the SEC, Diligent will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting of stockholders relating to the Merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT DILIGENT WILL FILE WITH THE SEC AND NZX WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by Diligent with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov and documents filed with NZX, may also be obtained for free at the NZX’s website www.nzx.com/markets/NZSX/securities/DIL. In addition, stockholders may obtain free copies of the documents filed with the SEC by Diligent at the Investor Relations section of Diligent’s website at www.diligent.com or by contacting Diligent’s Investor Relations Department at 0800 995 082 (NZ toll free) or +64 4 894 6912 (International).

Diligent and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding Diligent’s directors and executive officers is contained in Diligent’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2015, and supplemented on April 10, 2015. Stockholders may obtain more detailed information regarding the direct and indirect interests of Diligent and its executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

About Diligent

Diligent is the leading provider of secure corporate governance and collaboration solutions for boards and senior executives. Approximately 3,900 clients in more than 60 countries and on all seven continents rely on Diligent to provide secure, intuitive access to their most time-sensitive and confidential information, ultimately helping them make better decisions. The Diligent Boards (formerly Diligent Boardbooks) solution speeds and simplifies how board materials are produced, delivered and collaborated on via any device, removing the security concerns of doing this by courier, email and file sharing. Diligent is a publicly listed company (NZX: DIL). Visit www.diligent.com to learn more.

Non-GAAP Financial Measures

This earnings release presents EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share information, which are provided to investors to supplement the results of operations reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define these terms as follows:

•                  Adjusted EBITDA: operating income before depreciation and amortization expense, stock based compensation expense, costs associated with the investigation and restatement of our historical financial statements, acquisition related costs and non-recurring costs related to our former CEO’s performance cash awards and restatement bonuses.

•                  Adjusted Net Income: net income before costs relating to non-cash stock based compensation, costs associated with the investigation and restatement of our historical financial statements, costs associated with acquisitions and non-recurring costs related to our former CEO’s performance cash awards and restatement bonuses, net of tax.

These supplemental measures of the Company’s performance are not required by, or presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures to help investors understand the operational performance of their businesses. However, it is important to note that the particular items the Company excludes from, or includes in, its non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry. Non-GAAP financial measures should not be considered in isolation from, or a substitute for, financial information prepared in accordance with GAAP. For a quantitative reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial performance measure see Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results in this earnings release.

Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements. For example, if we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boards offerings, or keep pace with technological changes that impact the use of our product offerings, or suffer security breaches or service interruptions, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Corporation’s operations, markets, products, services and other factors set forth in the Company’s Risk Factors included in its Annual Report on Form 10-K filed with the SEC on March 16, 2015, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015, and other filings with the SEC which are available at www.sec.gov for an extended discussion of the risks confronting our business.

On February 12, 2016 we entered into a definitive agreement and plan of merger to be acquired by affiliates of funds managed by Insight Venture Management LLC (“Insight”).  On the terms and subject to the conditions set forth in the merger agreement, Diligent stockholders will receive US $4.90 per share in cash for each share of Diligent common stock upon consummation of the acquisition.  Diligent’s entry into the merger agreement, its obligations thereunder, and the conditions to completion of the acquisition give rise to risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this press release, including:

•                  The effect of the announcement or pendency of the merger on our business relationships, employee retention and recruitment, operating results and business generally;

•                  Risks that the merger could divert management’s or employees’ attention from our ongoing business operations;

•                  The outcome of or expenses relating to any legal proceedings that may be instituted against Diligent and others related to the merger agreement;

•                  The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•                  The risk that the merger agreement may be terminated in circumstances that require Diligent to pay Insight a termination fee of US$19,463,000;

•                  The failure by Insight to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the merger;

•                  Despite Insight’s obligation to use reasonable best efforts to obtain the financing contemplated by its debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Diligent’s only viable recourse would be the USD$33,365,000 termination fee payable by Insight to Diligent;

•                  The merger may not be consummated within the expected time period or at all because of a number of factors, including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; or the failure to satisfy closing conditions to the merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions; and

•                  Diligent’s stock price may decline significantly if the merger is not completed.

Investor inquiries:	Media inquiries:

Sonya Fynmore NZ toll free: 0800 995 082 International: +64 4 894 6912 sfynmore@diligent.com	Geoff Senescall Ph: + 64 21 481 234

Diligent Corporation

Schedule 1: Unaudited Condensed Consolidated Statements of Income

(in $US thousands, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues	$27,459	$22,161	$99,309	$83,054
Cost of revenues (excluding depreciation and amortization)	6,966	4,794	21,399	17,641
Gross profit	20,493	17,367	77,910	65,413

Operating expenses:
Selling and marketing	6,490	4,307	21,995	13,849
General and administrative	8,068	5,560	27,396	23,135
Research and development	3,489	3,313	13,096	9,605
Depreciation and amortization	1,129	831	3,873	2,784
Restatement	—	—	—	916
Total operating expenses	19,176	14,011	66,360	50,289

Operating income	1,317	3,356	11,550	15,124

Other income (expense), net:
Interest income (expense), net	3	(75)	(1)	(45)
Other income	(3)	—	68	—
Foreign exchange transaction loss	64	(50)	(266)	(75)
Total other income (expense), net	64	(125)	(199)	(120)

Income before provision for income taxes	1,381	3,231	11,351	15,004
Income tax expense	(100)	1,456	3,247	6,078
Net income	$1,481	$1,775	$8,104	$8,926

Accrued preferred stock dividends	(82)	(82)	(330)	(335)
Net income attributable to common stockholders	$1,399	$1,693	$7,774	$8,591

Earnings per share:
Basic	$0.01	$0.01	$0.07	$0.07
Diluted	$0.01	$0.01	$0.06	$0.07
Weighted average shares outstanding:
Basic	117,840	117,791	117,386	117,109
Diluted	122,477	122,160	121,928	121,117

Diligent Corporation

Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(in $US thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$70,220	$70,809
Accounts receivable, net	6,102	1,754
Deferred commissions	2,289	1,353
Prepaid expenses and other current assets	3,913	3,233
Income taxes receivable	713	—
Deferred tax assets	3,761	2,768
Total current assets	86,998	79,917

Property and equipment, net	12,697	12,203
Intangible assets, net	13,501	260
Deferred tax assets	7,667	6,804
Security deposits	815	801
Goodwill	498	—
Other non-current assets	309	436
Total assets	$122,485	$100,421

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,681	$2,197
Accrued expenses and other liabilities	12,491	11,468
Income taxes payable	—	1,552
Deferred revenue	39,545	32,238
Obligations under capital leases	62	623
Total current liabilities	55,779	48,078

Non-current liabilities:
Deferred revenue, less current portion	12,734	12,138
Obligations under capital leases	—	34
Other non-current liabilities	2,750	3,899
Total non-current liabilities	15,484	16,071
Total liabilities	71,263	64,149
Commitments and contingencies	—	—
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized 30,000,000 shares issued and outstanding (liquidation value $4,830)	3,000	3,000
Stockholders’ equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 87,457,954 and 86,895,778 shares issued and outstanding	87	87
Additional paid-in capital	40,181	32,631
Retained earnings	9,810	1,706
Accumulated other comprehensive loss	(1,856)	(1,152)
Total stockholders’ equity	48,222	33,272
Total liabilities, redeemable preferred stock and stockholders’ equity	$122,485	$100,421

Diligent Corporation

Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

(In $US thousands)

	Year ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$8,104	$8,926
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(2,122)	(2,855)
Depreciation and amortization	4,200	2,784
Share-based compensation	7,854	3,033
Allowance for doubtful accounts	100	—
Excess tax benefits realized from share-based compensation	(170)	(154)
Changes in operating assets and liabilities:
Accounts receivable	(3,588)	(3)
Deferred commissions	(991)	180
Prepaid expenses and other current assets	(469)	(1,297)
Other non-current assets	123	(436)
Accounts payable and accrued expenses	2,919	3,293
Income taxes receivable/payable	(1,950)	3,135
Deferred revenue	8,374	6,477
Other non-current liabilities	(1,177)	1,344
Net cash provided by operating activities	21,207	24,427
Cash flows from investing activities:
Proceeds from maturity of short-term investments	—	12,497
Cash paid in connection with acquisitions	(10,000)	—
Restricted cash-security deposits	11	(124)
Purchases of property and equipment	(4,319)	(6,964)
Capitalized software development costs	(4,949)	—
Purchase of intangible assets	—	(275)
Net cash (used in) provided by investing activities	(19,257)	5,134
Cash flows from financing activities:
Payment of preferred stock dividend	(335)	(359)
Proceeds from exercise of stock options and purchases of shares under stock purchasing plan	105	19
Excess tax benefits realized from share-based compensation	170	154
Payments of obligations under capital leases	(595)	(956)
Funding of withholding taxes for share-based compensation	(203)	—
Payments of obligations under software licensing agreements	—	(82)
Net cash used in financing activities	(858)	(1,224)
Effect of exchange rates on cash and cash equivalents	(1,681)	(1,111)
Net (decrease) increase in cash and cash equivalents	(589)	27,226
Cash and cash equivalents at beginning of year	70,809	43,583
Cash and cash equivalents at end of year	$70,220	$70,809

Diligent Corporation

Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results

(in $US thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31, 2015
	2015	2014	2015	2014
Operating Income	$1,317	$3,356	$11,550	$15,124
(+) D&A	1,456	831	4,200	2,784
EBITDA	$2,773	$4,187	$15,750	$17,908
(+) Restatement	—	—	—	916
(+) CEO Replacement Awards and Restatement Bonuses	—	—	—	2,756
(+) Stock Based Compensation	2,310	1,265	7,808	3,033
(+) Acquisition related costs	563	—	778	—
Adjusted EBITDA (1)	$5,646	$5,452	$24,336	$24,613

Adjusted Ebitda Margin	20.6%	24.6%	24.5%	29.6%

(1)         Adjusted EBITDA is calculated as operating income plus depreciation and amortization expense, stock based compensation, costs associated with the restatement of our historical financial statements, acquisition related costs and our former CEO’s performance cash awards and restatement bonuses.

	Three Months Ended December 31,		Year Ended December 31, 2015
	2015	2014	2015	2014
Net Income	$1,481	$1,775	$8,104	$8,926
(+) Restatement	—	—	—	916
(+) CEO Replacement Awards and Restatement Bonuses	—	—	—	2,756
(+) Stock Based Compensation	2,310	1,265	7,808	3,033
(+) Acquisition related costs	563	—	778	—
(-) Income tax effect of adjustments	(822)	(512)	(2,456)	(2,714)
Adjusted Net Income (1)	$3,532	$2,528	$14,234	$12,917

Weighted average shares outstanding Basic	117,840	117,791	117,386	117,109
Weighted average shares outstanding Diluted	122,477	122,160	121,928	121,117

Adjusted Net Income per share Basic:	$0.03	$0.02	$0.12	$0.11
Adjusted Net Income per share Diluted:	$0.03	$0.02	$0.12	$0.11

(1)         Adjusted net income is calculated as GAAP net income excluding the impacts of non-cash stock based compensation, costs associated with the restatement of our historical financial statements, acquisition related costs and our former CEO’s performance cash awards and restatement bonuses, net of tax.